UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO

(Rule 13e-4)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

SUNESIS PHARMACEUTICALS, INC.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Common Stock, $0.0001 Par Value Per Share

(Title of Class of Securities)

867328 700

(CUSIP Number of Common Stock Underlying Class of Securities)

Daniel N. Swisher, Jr.

Chief Executive Officer, President and Interim Chief Financial Officer

Sunesis Pharmaceuticals, Inc.

395 Oyster Point Boulevard, Suite 400

South San Francisco, California 94080

(650) 266-3500

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications On Behalf of Filing Person)

Copies to

Mehdi Khodadad

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Telephone: (650) 843-5000

Fax: (650) 849-7400

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$1,914,687.25	$221.92

*	Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the Transaction Valuation assumes that all stock options to purchase shares of the issuer’s common stock that may be eligible for repricing in the offer will be tendered pursuant to this offer. These stock options covered an aggregate of 781,505 shares of the issuer’s common stock, and had an aggregate value of $1,914,687.25 as of June 5, 2017, calculated based on a Black-Scholes option pricing model.
**	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $115.90 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.01159% of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing Party: Not applicable.
Form or Registration No.: Not applicable.	Date Filed: Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

Item 1.	Summary Term Sheet.

The information set forth under “Summary Term Sheet—Overview” and “Summary Term Sheet—Questions and Answers” in the Offer to Exchange Eligible Options for New Options dated June 9, 2017 (the “Exchange Offer”), attached hereto as Exhibit (a)(1)(A), is incorporated herein by reference.

Item 2.	Subject Company Information.

(a) Name and Address. The issuer is Sunesis Pharmaceuticals, Inc., a Delaware corporation (the “Company”). The Company’s principal executive offices are located at 395 Oyster Point Boulevard, Suite 400, South San Francisco, California 94080 and the telephone number of its principal executive offices is (650) 266-3500.

(b) Securities. This Tender Offer Statement on Schedule TO relates to an offer by the Company to certain employee optionholders, subject to specified conditions, to exchange some or all of their outstanding options to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) for new options to purchase shares of the Company’s Common Stock. The Company’s independent directors will not be eligible to participate in this offer.

An option will be eligible for exchange (an “Eligible Option”) if it was granted under the Company’s 2005 Equity Incentive Award Plan, 2006 Employment Commencement Incentive Plan or 2011 Equity Incentive Plan and has an exercise price equal to or greater than $8.00 per share (263.16% of the closing price of the Common Stock on June 5, 2017). As of June 5, 2017, there were 21,513,194 shares of Common Stock outstanding and Eligible Options to purchase 781,505 shares of Common Stock outstanding.

Pursuant to the Exchange Offer, in exchange for the cancellation of an Eligible Option, the Company will grant a new option (the “New Option”) following the Expiration Time (as defined in the Exchange Offer) for fewer shares and subject to the terms and conditions described in the Exchange Offer and in the related accompanying Election Form, attached hereto as Exhibit (a)(1)(C).

The information set forth in the Exchange Offer under “Summary Term Sheet—Overview,” “Summary Term Sheet—Questions and Answers,” Section 1 (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”), Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”) and Section 7 (“Price Range of Our Common Stock”) is incorporated herein by reference.

(c) Trading Market and Price. The information set forth in the Exchange Offer under Section 7 (“Price Range of Our Common Stock”) is incorporated herein by reference.

Item 3.	Identity and Background of Filing Person.

(a) Name and Address. The Company is both the filing person and the subject company. The information set forth under Item 2(a) above and in the Exchange Offer under Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) are incorporated herein by reference. The address of each of the Company’s executive officers and directors, as follows, is 395 Oyster Point Boulevard, Suite 400, South San Francisco, California 94080:

Executive Officers	Title
Daniel N. Swisher, Jr.	Chief Executive Officer, President, Interim Chief Financial Officer and Corporate Secretary

Directors
Daniel N. Swisher, Jr.	Director
James W. Young, Ph.D.	Director, Chairman of the Board
Steve Carchedi	Director
Steven B. Ketchum, Ph.D.	Director
Geoffrey M. Parker	Director
Dayton Misfeldt	Director
Homer L. Pearce, Ph.D.	Director
David C. Stump, M.D.	Director

Item 4.	Terms of the Transaction.

(a) Material Terms. The information set forth in the Exchange Offer under “Summary Term Sheet—Overview,” “Summary Term Sheet—Questions and Answers,” Section 1 (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”), Section 3 (“Procedures for Tendering Eligible Options”), Section 4 (“Withdrawal Rights”), Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”), Section 6 (“Conditions of the Exchange Offer”), Section 8 (“Information Concerning Us; Financial Information”); Section 10 (“Accounting Consequences of the Exchange Offer”), Section 11 (“Legal Matters; Regulatory Approvals”), Section 12 (“Material United States Tax Consequences”), and Section 13 (“Extension of the Exchange Offer; Termination; Amendment”) is incorporated herein by reference.

(b) Purchases. The information set forth in the Exchange Offer under Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements.

(e) Agreements Involving the Subject Company’s Securities. The information set forth in the Exchange Offer under Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference. The documents incorporated herein by reference as Exhibit (d)(1) through Exhibit (d)(22) also contain information regarding the subject company.

Item 6.	Purposes of the Transaction and Plans or Proposals.

(a) Purposes. The information set forth in the Exchange Offer under Section 2 (“Purpose of the Exchange Offer; Additional Considerations”) is incorporated herein by reference.

(b) Use of Securities Acquired. The information set forth in the Exchange Offer under Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”) is incorporated herein by reference.

(c) Plans. The information set forth in the Exchange Offer under Section 2 (“Purpose of the Exchange Offer; Additional Considerations”) is incorporated herein by reference.

Item 7.	Source and Amount of Funds or Other Consideration.

(a) Source of Funds. The information set forth in the Exchange Offer under Section 14 (“Fees and Expenses”) is incorporated herein by reference.

(b) Conditions. Not applicable.

(d) Borrowed Funds. Not applicable.

Item 8.	Interest in Securities of the Subject Company.

(a) Securities Ownership. The information set forth in the Exchange Offer under Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

(b) Securities Transactions. The information set forth in the Exchange Offer under Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

Item 9.	Persons/Assets, Retained, Employed, Compensated or Used.

(a) Solicitations or recommendations. Not applicable.

Item 10.	Financial Statements.

(a) Financial Information. The information set forth in Item 15 (“Exhibits, Financial Statement Schedules”) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 9, 2017, which is incorporated herein by reference; the information set forth in Item 1 (“Financial Statements”) of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017, filed with the Securities and Exchange Commission on May 8, 2017, which is incorporated herein by reference; the financial information contained in the Exchange Offer under Section 8 (“Information Concerning Us; Financial Information”) including Schedule A to the Exchange Offer; and Section 15 (“Additional Information”) of the Exchange Offer is incorporated herein by reference. See Section 15 (“Additional Information”) of the Exchange Offer for more information regarding how to obtain copies of or otherwise review such reports. The book value per share of the Company’s Common Stock as of March 31, 2017, was $0.67.

(b) Pro Forma Information. Not applicable.

Item 11.	Additional Information.

(a) Agreements, Regulatory Requirements and Legal Proceedings.

(1)	The information set forth in the Exchange Offer under Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

(2)	The information set forth in the Exchange Offer under Section 11 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference.

(3)	Not applicable.

(4)	Not applicable.

(5)	Not applicable.

(c) Other Material Information. Not applicable.

Item 12.	Exhibits.

Exhibit No.	Description

(a)(1)(A)	Offer to Exchange Eligible Options for New Options dated June 9, 2017

(a)(1)(B)	Form of E-Mail Announcement of Offer to Exchange Eligible Options for New Options

(a)(1)(C)	Election Form

(a)(1)(D)	Notice of Withdrawal of Election Form

(a)(1)(E)	Form of Communication to Eligible Holders Participating in the Exchange Offer Confirming Receipt of Election Form

(a)(1)(F)	Form of Communication to Eligible Holders Confirming Receipt of Notice of Withdrawal of Election Form

(a)(1)(G)	Form of Reminder E-Mail to Eligible Holders

(a)(1)(H)	Form of Confirmation Letter to Eligible Holders Participating in the Exchange Offer

(a)(1)(I)	Stock Option Exchange Program Presentation

(a)(1)(J)	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 9, 2017 and incorporated herein by reference

(a)(1)(K)	Quarterly Report on Form 10-Q for the period ended March 31, 2017, filed with the Securities and Exchange Commission on May 8, 2017 and incorporated herein by reference

(b)	Not applicable

(d)(1)	2005 Equity Incentive Award Plan, as amended, filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 30, 2009 (SEC File No. 000-51531) and incorporated herein by reference

(d)(2)	Forms of Stock Option Grant Notice and Stock Option Agreement under the 2005 Equity Incentive Award Plan, filed as Exhibit 10.52 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 19, 2007 (SEC File No. 000-51531) and incorporated herein by reference

(d)(3)	Forms of Stock Option Grant Notice and Stock Option Agreement for Automatic Grants to Outside Directors under the 2005 Equity Incentive Award Plan, filed as Exhibit 10.69 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2008 (SEC File No. 000-51531) and incorporated herein by reference

(d)(4)	Amended 2011 Equity Incentive Plan, filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 20, 2017 (SEC File No. 000-51531), and incorporated herein by reference

(d)(5)	Forms of Stock Option Grant Notice and Option Agreement under the 2011 Equity Incentive Plan, filed as Exhibit 10.57 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2012 (SEC File No. 000-51531), and incorporated herein by reference

(d)(6)	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the 2011 Equity Incentive Plan, filed as Exhibit 10.58 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2012 (SEC File No. 000-51531), and incorporated herein by reference

(d)(7)	2017 Bonus Program, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 27, 2017 (SEC File No. 000-51531), and incorporated herein by reference

(d)(8)	Form of Indemnification Agreement for directors and executive officers, filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 23, 2004 (SEC File No. 333-121646) and incorporated herein by reference

(d)(9)	Amended and Restated 2006 Employment Commencement Incentive Plan, filed as Exhibit 10.32 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 30, 2009 (SEC File No. 000-51531), and incorporated herein by reference

(d)(10)	Forms of Stock Option Grant Notice and Stock Option Agreement under the Amended and Restated 2006 Employment Commencement Incentive Plan, filed as Exhibit 10.71 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2008 (SEC File No. 000-51531) and incorporated herein by reference

(d)(11)	2011 Employee Stock Purchase Plan, filed as Exhibit 99.2 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 6, 2011 (SEC File No. 333-174732), and incorporated herein by reference

(d)(12)	Third Amended and Restated Executive Severance Benefits Agreement, dated April 13, 2016, by and between the Registrant and Daniel N. Swisher, Jr., filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2016 (SEC File No. 000-51531) and incorporated herein by reference

(d)(13)	Form of Warrant to purchase shares of Common Stock, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2009 (SEC File No. 000-51531) and incorporated herein by reference

(d)(14)	Form of Warrant to Purchase Common Stock of the Registrant, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2010 (SEC File No. 000-51531) and incorporated herein by reference

(d)(15)	Sales Agreement, dated August 11, 2011, between the Company and Cantor Fitzgerald & Co., filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2011 (SEC File No. 000-51531) and incorporated herein by reference

(d)(16)	Amendment No. 1 to Sales Agreement, dated August 11, 2011, between the Company and Cantor Fitzgerald & Co., dated April 10, 2013, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2013 (SEC File No. 000-51531) and incorporated herein by reference

(d)(17)	Amendment No. 2 to Sales Agreement, dated August 11, 2011, between the Registrant and Cantor Fitzgerald & Co., dated March 12, 2015, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2015 (SEC File No. 000-51531) and incorporated herein by reference

(d)(18)	Termination and Registration Rights Agreement, dated June 7, 2013, by and among the Company and the investors identified on the signature pages thereto, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 2013 (SEC File No. 000-51531) and incorporated herein by reference

(d)(19)	Loan and Security Agreement, dated March 31, 2016, by and among the Registrant, Western Alliance Bank, Solar Capital Ltd. And Western Alliance, as Collateral Agent, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2016 (SEC File No. 000-51531) and incorporated herein by reference

(d)(20)	Warrant, dated March 31, 2016, issued to Solar Capital Ltd, filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2016 (SEC File No. 000-51531) and incorporated herein by reference

(d)(21)	Warrant, dated March 31, 2016, issued to Western Alliance Bank, filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2016 (SEC File No. 000-51531) and incorporated herein by reference

(d)(22)	Amended and Restated Non-Employee Director Compensation Policy, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 29, 2016 (SEC File No. 000-51531) and incorporated herein by reference

(g)	Not applicable

(h)	Not applicable

Item 13.	Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SUNESIS PHARMACEUTICALS, INC.

By:	/s/ Daniel N. Swisher, Jr.
Daniel N. Swisher, Jr.
Chief Executive Officer, President, Interim Chief Financial Officer and Corporate Secretary

Date: June 9, 2017

Index to Exhibits

Exhibit No.	Description

(a)(1)(A)	Offer to Exchange Eligible Options for New Options dated June 9, 2017

(a)(1)(B)	Form of E-Mail Announcement of Offer to Exchange Eligible Options for New Options

(a)(1)(C)	Election Form

(a)(1)(D)	Notice of Withdrawal of Election Form

(a)(1)(E)	Form of Communication to Eligible Holders Participating in the Exchange Offer Confirming Receipt of Election Form

(a)(1)(F)	Form of Communication to Eligible Holders Confirming Receipt of Notice of Withdrawal of Election Form

(a)(1)(G)	Form of Reminder E-Mail to Eligible Holders

(a)(1)(H)	Form of Confirmation Letter to Eligible Holders Participating in the Exchange Offer

(a)(1)(I)	Stock Option Exchange Program Presentation

(a)(1)(J)	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 9, 2017 and incorporated herein by reference

(a)(1)(K)	Quarterly Report on Form 10-Q for the period ended March 31, 2017, filed with the Securities and Exchange Commission on May 8, 2017 and incorporated herein by reference

(b)	Not applicable

(d)(1)	2005 Equity Incentive Award Plan, as amended, filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 30, 2009 (SEC File No. 000-51531) and incorporated herein by reference

(d)(2)	Forms of Stock Option Grant Notice and Stock Option Agreement under the 2005 Equity Incentive Award Plan, filed as Exhibit 10.52 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 19, 2007 (SEC File No. 000-51531) and incorporated herein by reference

(d)(3)	Forms of Stock Option Grant Notice and Stock Option Agreement for Automatic Grants to Outside Directors under the 2005 Equity Incentive Award Plan, filed as Exhibit 10.69 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2008 (SEC File No. 000-51531) and incorporated herein by reference

(d)(4)	Amended 2011 Equity Incentive Plan, filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 20, 2017 (SEC File No. 000-51531), and incorporated herein by reference

(d)(5)	Forms of Stock Option Grant Notice and Option Agreement under the 2011 Equity Incentive Plan, filed as Exhibit 10.57 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2012 (SEC File No. 000-51531), and incorporated herein by reference

(d)(6)	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the 2011 Equity Incentive Plan, filed as Exhibit 10.58 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2012 (SEC File No. 000-51531), and incorporated herein by reference

(d)(7)	2017 Bonus Program, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 27, 2017 (SEC File No. 000-51531), and incorporated herein by reference

(d)(8)	Form of Indemnification Agreement for directors and executive officers, filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 23, 2004 (SEC File No. 333-121646) and incorporated herein by reference

(d)(9)	Amended and Restated 2006 Employment Commencement Incentive Plan, filed as Exhibit 10.32 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 30, 2009 (SEC File No. 000-51531), and incorporated herein by reference

(d)(10)	Forms of Stock Option Grant Notice and Stock Option Agreement under the Amended and Restated 2006 Employment Commencement Incentive Plan, filed as Exhibit 10.71 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2008 (SEC File No. 000-51531) and incorporated herein by reference

(d)(11)	2011 Employee Stock Purchase Plan, filed as Exhibit 99.2 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 6, 2011 (SEC File No. 333-174732), and incorporated herein by reference

(d)(12)	Third Amended and Restated Executive Severance Benefits Agreement, dated April 13, 2016, by and between the Registrant and Daniel N. Swisher, Jr., filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2016 (SEC File No. 000-51531) and incorporated herein by reference

(d)(13)	Form of Warrant to purchase shares of Common Stock, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2009 (SEC File No. 000-51531) and incorporated herein by reference

(d)(14)	Form of Warrant to Purchase Common Stock of the Registrant, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2010 (SEC File No. 000-51531) and incorporated herein by reference

(d)(15)	Sales Agreement, dated August 11, 2011, between the Company and Cantor Fitzgerald & Co., filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2011 (SEC File No. 000-51531) and incorporated herein by reference

(d)(16)	Amendment No. 1 to Sales Agreement, dated August 11, 2011, between the Company and Cantor Fitzgerald & Co., dated April 10, 2013, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2013 (SEC File No. 000-51531) and incorporated herein by reference

(d)(17)	Amendment No. 2 to Sales Agreement, dated August 11, 2011, between the Registrant and Cantor Fitzgerald & Co., dated March 12, 2015, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2015 (SEC File No. 000-51531) and incorporated herein by reference

(d)(18)	Termination and Registration Rights Agreement, dated June 7, 2013, by and among the Company and the investors identified on the signature pages thereto, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 2013 (SEC File No. 000-51531) and incorporated herein by reference

(d)(19)	Loan and Security Agreement, dated March 31, 2016, by and among the Registrant, Western Alliance Bank, Solar Capital Ltd. And Western Alliance, as Collateral Agent, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2016 (SEC File No. 000-51531) and incorporated herein by reference

(d)(20)	Warrant, dated March 31, 2016, issued to Solar Capital Ltd, filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2016 (SEC File No. 000-51531) and incorporated herein by reference

(d)(21)	Warrant, dated March 31, 2016, issued to Western Alliance Bank, filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2016 (SEC File No. 000-51531) and incorporated herein by reference

(d)(22)	Amended and Restated Non-Employee Director Compensation Policy, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 29, 2016 (SEC File No. 000-51531) and incorporated herein by reference

(g)	Not applicable

(h)	Not applicable